Exhibit 99.1

MasterCard to Acquire DataCash Group plc to

Drive E-Commerce Payment Expansion

Transaction to Expand MasterCard’s Global Merchant Gateway Presence

Purchase, NY, August 19, 2010 – MasterCard Incorporated (NYSE: MA) today announced that it has entered into an agreement to acquire DataCash Group plc (AIM: DATA), a European payment service provider, at a price of 360 pence per share in cash, representing approximately £333 million (US$520 million) in aggregate.

DataCash offers a single interface that provides e-commerce merchants with the ability to process secure payments across the world. As one of the leading European payment service providers, DataCash develops and provides outsourced electronic payments solutions, fraud prevention, alternative payment options, back-office reconciliation and solutions for merchants selling via multiple channels. The company also has a leading fraud solutions and technology platform.

In 2009, DataCash processed more than 240 million transactions for more than 1,400 merchants in a variety of sectors, including retail, travel and leisure, entertainment, gaming and telecommunications. For the year ended December 31, 2009, DataCash reported revenue of £36.9 million (US$58 million) and an EBITDA margin of 46%. DataCash employs 362 people worldwide with operations in London, Dublin, Mannheim and Cape Town.

MasterCard believes the acquisition of DataCash will create a long-term growth platform, providing the company with the ability to:

•

Drive the growth of the e-commerce category in concert with MasterCard’s acquiring customers, thus increasing the use of MasterCard-branded credit and prepaid products, as well as MasterCard and Maestro-branded debit products, for online purchases – particularly in Europe and other markets;

•	Expand and enhance MasterCard’s successful MiGS gateway business currently operating in the Asia Pacific region, enabling merchants to gain new market reach and access to value-added services;

•

Leverage MasterCard’s network and global presence to more rapidly drive the global expansion and adoption of DataCash’s products and services beyond western Europe where a majority of DataCash’s business is conducted today;

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MasterCard to Acquire DataCash Group plc

•	Combine DataCash’s and MasterCard’s fraud capabilities and expertise resulting in “end-to-end” fraud screening and management services; and

•

Expand DataCash’s platform and launch MasterCard’s new generation of e-commerce, mobile commerce and other payment products, enabling merchants to quickly accept these new forms of payments with minimal integration challenges.

“E-commerce represents an important part of MasterCard’s growth strategy, and this acquisition will allow us to provide new services to our acquiring customers, as well as drive increased e-commerce penetration in both existing and new markets,” said Ajay Banga, MasterCard president and chief executive officer. “The acquisition of DataCash will expand our already significant e-commerce merchant gateway presence in Asia and Australia to European countries and other high-growth, emerging markets worldwide.”

“The proposed acquisition represents a significant opportunity for DataCash to drive increased adoption of our platforms and programs internationally and become part of the exciting value proposition of MasterCard,” said Ashley Head, chairman, DataCash Group plc. “This announcement marks a landmark development for our customers, merchants, partners and employees as we now look forward to the next stage of our development.”

MasterCard expects the transaction to be approximately $0.05 dilutive to its fourth quarter 2010 earnings per share due to amortization and one-time transaction costs. For 2011, MasterCard expects the transaction to be breakeven with respect to earnings per share and accretive in 2012.

The transaction, which is expected to close by the end of October 2010, is subject to a number of conditions as set forth in the announcement released this morning in accordance with Rule 2.5 of the U.K. Takeover Code, including DataCash shareholder approval.

At 9:00 a.m. ET today, MasterCard will host a conference call to discuss the transaction. The dial-in information for this call is 866-831-6224 (within the U.S.) and 617-213-8853 (outside the U.S.) and the passcode is 39132639. A replay of the call will be available for one week thereafter. The replay can be accessed by dialing 888-286-8010 (within the U.S.) and 617-801-6888 (outside the U.S.) and using passcode 32246546.

The live call and the replay, along with supporting materials, can also be accessed through the Investor Relations section of the company’s website at www.mastercard.com.

About MasterCard Incorporated

MasterCard Incorporated advances global commerce by providing a critical economic link among financial institutions, businesses, cardholders and merchants worldwide. As a franchisor, processor and advisor, MasterCard develops and markets payment solutions, processes over 22 billion transactions each year, and provides industry-leading analysis and consulting services to financial-institution customers and merchants. Powered by the

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MasterCard to Acquire DataCash Group plc

MasterCard Worldwide Network and through its family of brands, including MasterCard®, Maestro® and Cirrus®, MasterCard serves consumers and businesses in more than 210 countries and territories. For more information go to http://www.mastercard.com.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s proposed acquisition of DataCash Group plc and plans about strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information. Such forward-looking statements include, without limitation:

•	that all necessary conditions to consummate the transaction, including approval by DataCash shareholders, will be met;

•

MasterCard’s ability to utilize DataCash as a long-term growth platform, including: expanding its gateway presence; increasing the use of MasterCard-branded products for online purchases; expanding the MasterCard MiGS gateway business; driving the global expansion and adoption of DataCash’s products and services; combining DataCash’s and MasterCard’s fraud capabilities and expertise; and expanding DataCash’s platform and launching MasterCard’s new generation of e-commerce, mobile commerce and other payment products; and

•	the transaction being approximately $0.05 dilutive in 2010, breakeven in 2011 and accretive in 2012.

In addition, actual results may differ materially from such forward-looking statements for a number of reasons related more broadly to MasterCard’s overall business, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2009, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2010. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

Contacts:

MasterCard Incorporated

Investor Relations: Barbara Gasper, MasterCard Worldwide, investor_relations@mastercard.com, 914-249-4565

Media Relations: Chris Monteiro, MasterCard Worldwide, chris_monteiro@mastercard.com, 914-249-5826

Finsbury

European Media Relations: James Leviton, Finsbury, james.leviton@finsbury.com, +44 20 7251 3801

European Media Relations: Nick Woodruff, Finsbury, nick.woodruff@finsbury.com, +44 20 7251 3801